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                                  EXHIBIT 10(R)

                  EMPLOYMENT AGREEMENT OF ANDREW D. STONE DATED
                             AS OF NOVEMBER 2, 1995



                            DIAGNOSTIC LEASING CORP.
                               846 PELHAM PARKWAY
                          PELHAM MANOR, NEW YORK 10803


                                      November 2, 1995


Andrew D. Stone
243 Hamlet Drive
Jericho, New York 11753


Dear Mr. Stone:

     This letter will constitute our agreement ("Agreement") concerning your employment at Diagnostic Leasing Corp., a New York corporation ("Company") as a Vice-President.

     You and the Company hereby agree as follows:

          1. TERM OF EMPLOYMENT. Subject to the terms and conditions hereinafter set forth, the Company hereby employs you and you hereby enter into the employment of the Company, for an employment term commencing on the date hereof and terminating on the fifth anniversary of the date hereof. Such term or such shorter period as may be contemplated by this Agreement during which you are employed pursuant to this Agreement is hereinafter called the "Term of Employment".

          2. SCOPE OF EMPLOYMENT. During the Term of Employment, you shall be employed as an officer of Company's parent, Micro Bio-Medics, Inc., with the title of Vice President (MBM"). As a Vice-President, your duties will be to perform such reasonable executive and managerial services consistent with those of other operating officers of the Company, all within the directions and the budgetary limitations of the Board of Directors, the President or any other authorized officer of the Company, as may be assigned to you, from time to time, by or under the authority of the Board of Directors or the President of the Company. You will devote your full time and efforts to the business and affairs of the Company and of its parent, subsidiaries and affiliates, as now or hereafter conducted, and shall be at all times subject to the direction and control of the Board of Directors and President of the Company and of its parent, subsidiaries and affiliates. You shall render such services to the best of


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your ability and shall use your best efforts to promote the interests of the
Company and of its parent, subsidiaries and affiliates. You will not engage in any capacity or activity which is, or may be, contrary to the welfare, interest or benefit of the business now or hereafter conducted by the Company or its parent, subsidiaries and affiliates. You shall be employed at the Company's offices in New York City or in Westchester, Nassau or Suffolk County and you shall be obligated to travel to the extent reasonably necessary or appropriate for you to carry out your duties and perform services as contemplated in this Agreement.

          3. COMPENSATION. As full compensation for all services provided for herein, the Company will pay, or cause to be paid or delivered, to you, and you will accept:

               (a) a salary during the Term of Employment at an annual rate of one hundred fifteen thousand ($115,000) Dollars to be paid in regular installments in accordance with the Company's usual paying practices, but not less frequently than monthly; and

               (b) a bonus ("Bonus"), payable on April 30, 1997, in the following amount, determined on the basis of the "net paid sales" (as hereinafter defined) of Stone Medical Supply Corporation, or of the subsidiary or division of the Company succeeding to the business of Stone Medical Supply Corporation (collectively, "Stone"), during the year ended December 31, 1996, on the following terms and conditions:

                    (i) If Stone and the Company both continue to be qualified bidders under the United States DPSC program throughout such year and if Stone has net paid sales during such year in excess of eleven million ($11,000,000) Dollars, the Bonus will be twenty-five thousand ($25,000) Dollars;

                    (ii) If Stone and the Company both continue to be qualified bidders under the United States DPSC program throughout such year and if Stone has net paid sales during such year in excess of ten million ($10,000,000) Dollars and less than or equal to eleven million ($11,000,000) Dollars, the Bonus will be twelve thousand five hundred ($12,500) Dollars;

                    (iii) If Stone and the Company both continue to be qualified bidders under the United States DPSC program throughout such year and if Stone does not have net paid sales during such year equal to or in excess of ten million ($10,000,000) Dollars, there shall be no Bonus;

                    (iv) If Stone and the Company do not both continue to be qualified bidders under the United States DPSC program throughout such year and if Stone has net paid sales during such year in excess of ten million ($10,000,000) Dollars, the Bonus will be twenty-five thousand ($25,000) Dollars;

                    (v)  If Stone and the Company do not both continue to be


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qualified bidders under the United States DPSC program throughout such year and if Stone has net paid sales during such year in excess of nine million ($9,000,000) Dollars and less than or equal to ten million ($10,000,000) Dollars, the Bonus will be twelve thousand five hundred ($12,500) Dollars; and

                    (vi) If Stone and the Company do not both continue to be qualified bidders under the United States DPSC program throughout such year and if Stone does not have net paid sales during such year equal to or in excess of nine million ($9,000,000) Dollars, there shall be no Bonus.

                    (vii) For the purpose hereof "net paid sales" shall mean the net amount actually received and collected by the Company on all orders solicited by Stone and accepted by the Company, less the amount of all returns, allowances, discounts and credits (the granting of which shall be in the Company's sole discretion) and less all bad debts, commissions, trade discounts, freight beyond the point of manufacture and excise taxes. The parties shall jointly agree on the categories of net paid sales which are net paid sales of Stone; however, the Company shall not be obligated to maintain Stone as a separate division or subsidiary of the Company or of MBM. The Company's determination of the amount of "net paid sales" shall be final and binding upon the parties hereto unless you object in writing to the Company to such determination within 15 days of your receipt of notice of such determination.

During and in respect of subsequent years of the Term of Employment the Company will pay to you, and you will accept, such bonus, if any, as is determined, at any time or from time to time, by the Company's Board of Directors in its sole and absolute discretion.

All such payments of compensation will be subject to such deductions by the Company as the Company is from time to time required to make pursuant to law, government regulation or order or by your agreement or consent. Such payments may be made by check or checks of the Company or any of its parent, subsidiaries or affiliates as the Company may, from time to time, find proper and appropriate.

          4. EXPENSES. You shall be entitled to an expense allowance of ten thousand ($10,000) Dollars per year for which you need not account and, in addition thereto, to reimbursement by the Company for reasonable expenses actually incurred by you on its behalf, in the course of your employment by the Company and approved by the Company, upon the presentation by you, from time to time, of an itemized account of such expenditures together with such vouchers and other receipts as the Company may request.

          5. AUTOMOBILES. The Company throughout the Term of Employment shall pay the expenses of financing a Mercedes-Benz S320 in the amount of $1,000 per month and shall reimburse you for gasoline, maintenance and repairs, insurance premiums and car phone expenses in connection therewith in accordance with paragraph 4 of this Agreement.

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          6.   VACATION.  You shall be entitled to vacations in accordance with
Micro Bio-Medic, Inc.'s then prevailing policy for its operating executives.

          7. DEATH OR DISABILITY. If, during the Term of Employment, you shall be unable, for a period of more than the lesser of (x) hundred eighty
(180) consecutive days or (y) the applicable period before full benefits are payable and are being paid in accordance with any applicable disability insurance policy in any fifty-two (52) consecutive weeks to perform the services provided for herein as a result of illness, incapacity or a physical or other disability of any nature, the Company may, upon not less than thirty (30) days notice, terminate your employment hereunder. You will receive full salary and benefits in accordance with the terms of this Agreement until you are entitled to receive full disability payments as defined in the Company's Group Disability Insurance Policy. Thereafter and for the remainder of the Term of Employment, you will only be entitled to receive the amount of any disability insurance payments which you receive in accordance with the aforementioned policy and the Company shall have no further obligation to pay you compensation hereunder.
Your entitlement to benefits, including without limitation group life insurance and health insurance benefits, in accordance with paragraph 8 of this Agreement shall continue for the remainder of the Term of Employment, without regard to termination under this paragraph 7. In the event of your death during the Term of Employment, the Company's obligations hereunder shall terminate and the Company shall only be liable to pay salary until the end of the month in which your death occurs.

          8. BENEFITS. During the Term of Employment you shall be entitled to participate in all group life insurance, group disability insurance, medical and hospitalization plans, and pension and profit sharing trusts as are presently being offered by the Company or which may hereafter, during the Term of Employment, be offered by the Company generally to its operating executives and, so long as you are insurable at customary rates, including the maintenance by the Company of an insurance policy owned by the Company insuring your life in a face amount of Seven Hundred Fifty Thousand ($750,000) Dollars as of the date hereof naming such person or persons as you may, from time to time and in a manner acceptable to the applicable insurance carrier, designate as beneficiary. The amount of such insurance required to be maintained by the Company shall decline by One Hundred Fifty Thousand ($150,000) Dollars on each anniversary of the date hereof. All obligations of the Company to provide insurance benefits to you under this paragraph 8 shall cease upon the end of the Term of Employment EXCEPT THAT the Company shall continue to provide coverage to you and your immediate family under the group life and medical and hospitalization plans, as generally offered by the Company to its operating executives from time to time, through the date ten (10) years from the date of the expiration or termination of the Term of Employment.


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          9.   DISCLOSURE.  You will not at any time, directly or indirectly, disclose or furnish to any other person, firm or corporation:

               (a) any information concerning the methods of conducting or obtaining business, of manufacturing or advertising products, or of obtaining customers of the Company, its parent, subsidiaries and affiliates;

               (b) any information acquired by you during the course of your employment by the Company, including, without limiting the generality of the foregoing, the names of any customers or prospective customers of, or any person, firm or corporation, who or which have or shall have traded or dealt with the Company (whether such customers have been obtained by you or otherwise);

               (c) any information regarding the "mix" of Products sold to customers or the price at which Products are sold to customers; and/or

               (d) any information relating to the products, designs, styles, processes, discoveries, materials, ideas, creations, inventions or properties of the Company, its parent, subsidiaries and affiliates.

          10.  COVENANTS NOT TO COMPETE.

          You acknowledge that the Company's customer lists and other confidential information of the Company are trade secrets of the Company, are a valuable and unique aspect of its business, that they contain information not readily ascertainable from public sources and that they have been secured by and through the expenditure of substantial time, effort and money by the Company. You further acknowledge that the Company has made a significant investment and has extended significant effort in making such information, along with other confidential information of the Company concerning its methods of conducting or obtaining business, available to you in order to better enable you to fulfill your position with the Company and to earn compensation under this Agreement.
In consideration of the foregoing:

               (a) during the Term of Employment, you agree not to engage, directly or indirectly, in any business which is competitive with the business now or at any time during the Term of Employment conducted by the Company, its parent or any subsidiary or affiliate of the Company.

               (b) you agree that if you terminate your employment with the Company prior to or at the end of the Term of Employment, or if your employment is terminated by the Company for cause (as hereinafter defined), for a period of eighteen (18) months after the Term of Employment, you will not:

                    (i) engage, directly or indirectly, within the states of New York, New Jersey or Connecticut in any business involving the sale and distribution of health care related products directly to physicians, podiatrists hospitals, veterinarians, home care dealers and other health care providers, which is directly

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competitive with the business now conducted by the Company, its parent or any subsidiary or affiliate of the Company;

                    (ii) directly or indirectly solicit, induce (or attempt to induce), or have any part in, the diversion of employees, or former employees within six (6) months after the termination of their employment, of the Company, its parent or any subsidiary or affiliate of the Company or suppliers from their relationships with the Company, its parent or any subsidiary or affiliate of the Company;

                    (iii) other than on behalf of the Company engage, directly or indirectly, in solicitation from any of the customers or any parent, subsidiary or affiliate thereof of any business which is competitive with the business now or then conducted by the Company, its parent or any subsidiary or affiliate of the Company;

                    (iv) take any action which is intended, or would reasonably be expected, to harm the Company or its parent or any subsidiary or affiliate or any director, officer, employer or agent thereof or the reputation of any of the foregoing or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its parent or any subsidiary or affiliate of the Company or materially adversely impact their relationships with their employees, customers or suppliers; or

                    (v) directly or indirectly engage in any business which uses as its name, in whole or in part, Stone, MBM, Micro Bio-Medics, Clark, Caligor or any other name used during the Term of Employment by the Company, its parent or any subsidiary or affiliate of the Company.

               (c) For the purposes of this paragraph 10, you will be deemed directly or indirectly engaged in a business if you participate in such business as proprietor, partner, joint venturer, stockholder, director, officer, lender, manager, employee, consultant, advisor or agent or if you control such business. You shall not for purposes of this paragraph be deemed a stockholder or lender if you hold less than two (2%) percent of the outstanding equity or debt of any publicly owned corporation engaged in the same or similar business to that of the Company, provided that you shall not be in a control position with regard to such corporation or if you hold a portion of the outstanding equity of Physicians Laboratory Management Co.

          11. INVENTIONS. As between you and the Company, all products, designs, styles, processes, discoveries, materials, ideas, creations, inventions and properties, whether or not furnished by you, created, developed, invented, or used in connection with your employment hereunder or prior to this Agreement, will be the sole and absolute property of the Company for any and all purposes whatever in perpetuity, whether or not conceived, discovered and/or developed during regular working hours. You will not have, and will not claim to have, under this Agreement or otherwise, any right, title or interest of any kind or nature whatsoever in or to any such products designs, styles, processes, discoveries, materials, ideas, creations, inventions and properties.


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          12.  SAMPLES.  All advertising or sales material or information, price lists, customer lists, samples, notebook or laptop computers and the data contained therein or other material or data of any kind furnished to you by the Company, or prepared by you on its behalf or at its direction, or for its use or in connection with your retention as an employee of the Company, shall remain the Company's sole property and at any time during the Term of Employment upon the Company's request, or at the termination of this Agreement, you will immediately deliver all such material to the Company.

          13. CONSENT TO JURISDICTION AND APPOINTMENT OF AGENT FOR SERVICE OF PROCESS. The parties hereto irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York in New York County and the United States District Court for the Southern District of New York in connection with any action, proceeding or claim arising out of or relating to this Agreement. You hereby irrevocably appoint and designate the law firm of Ruskin, Moscou, Evans & Faltischek, P.C. (or its successor in business) as your agent for service of process in New York and agree to consider any legal process or any demand or notice made or served on said agent as being made on you. You hereby agree that separate confirmation by such agent of the foregoing irrevocable appointment as agent for service of process is not required.

          14. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, ANY INSTRUMENT, DOCUMENT OR GUARANTY DELIVERED PURSUANT HERETO, OR THE VALIDITY, PROTECTION, INTERPRETATION, ADMINISTRATION, COLLECTION OR ENFORCEMENT HEREOF.

          15. INJUNCTIVE RELIEF. The parties hereto recognize that irreparable damage may result to the Company and its business and properties if you fail or refuse to perform your obligations under this Agreement, that a violation of this Agreement would be a proper subject of injunctive relief and would be necessary to protect the Company's legitimate business interests and that the remedy at law for any such failure or refusal will be inadequate. Accordingly, it is understood that the Company shall be entitled to provisional remedies (including, without limitation, injunctive relief) and damages.

          16. ABSENCE OF RESTRICTIONS. You represent and warrant that you are not a party to any agreement or contract pursuant to which there is any restriction or limitation upon your entering into this Agreement or performing the services called for by this Agreement.

          17. FURTHER INSTRUMENTS. You will execute and deliver all such other further instruments and documents as may be necessary, in the opinion of the Company, to carry out the purposes of this Agreement.


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          18.  TERMINATION AND CANCELLATION FOR CAUSE.

               (a) In addition to the provisions for the cancellation and/or termination hereof hereinabove provided, the Company may, at any time and in its sole discretion, terminate and/or cancel this Agreement and terminate the Term of Employment for cause (as hereinafter defined) by sending notice to you of its intention to so cancel and/or terminate. If the Company has cause to terminate and/or cancel this Agreement and the Term of Employment, cancellation and/or termination under this paragraph shall become effective upon your receipt of notice under this paragraph, without your having any recourse against the Company for damages.

               (b) For purposes of this Agreement, "cause" shall be defined to mean, (i) refusal to comply or default in complying with the Company's reasonable directions and/or failure to comply or perform any of the material terms and/or obligations of this Agreement and such refusal, default or failure continues for a period of more than thirty (30) days after receipt by you of written notice from the Company setting forth in reasonable detail the activity by you which the Company deems to be cause for termination of this Agreement,
(ii) fraud, dishonesty or similar malfeasance, (iii) your conviction of any crime (whether or not involving the Company or any of its parent, affiliates or subsidiaries) constituting a felony in the jurisdiction involved, or (iv) any substantiated, willful act involving moral turpitude or any willful act which subjects, or if generally know, would subject, the Company or any of its parent, affiliates or subsidiaries to public ridicule or embarrassment. If the Company asserts "cause" under subparagraph (i) of this paragraph, it shall provide you with a detailed statement of the facts on which the Company's assertion of "cause" is based, and an opportunity, during the ten (10) day period prior to termination, for you to refute such assertion. The Company may, nonetheless, remove you from your duties pending your refutation of such assertion.

          19. INVALIDITY AND SEVERABILITY. If any provisions of this Agreement are held invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement, and, to that extent, the provisions of this Agreement are intended to be and shall be deemed severable. In particular and without limiting the foregoing sentence, if any provision of paragraph 10 of this Agreement shall be held to be invalid or unenforceable by reason of geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement and any such provision shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drawn so as to be valid and enforceable.

          20. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered by hand or by Federal Express or other nationally recognized overnight delivery service or if sent by registered or certified mail as follows:


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     As to Employee:               Andrew D. Stone
                                   243 Hamlet Drive
                                   Jericho, New York 11753

     As to the Company:            Diagnostic Leasing Corp.
                                   846 Pelham Parkway
                                   Pelham Manor, New York 10803
                                   Attention: Bruce J. Haber, President

or to such other address as either party hereto may designate by notice given in accordance with this Agreement.

          21. ASSIGNMENT. A party hereto may not assign this Agreement or any rights or obligations hereunder without the consent of the other party hereto; PROVIDED, HOWEVER, that upon the sale or transfer of all or substantially all of the assets of the Company, or upon the merger by the Company into, or the combination with, another corporation, this Agreement will (subject to the provisions of paragraph 1 hereof) inure to the benefit of and be binding upon the person or entity purchasing such assets, or the corporation surviving such merger or consolidation, as the case may be. The Company may also, at any time or from time to time, assign this Agreement to any of its parent, subsidiaries or affiliates. No assignment of this Agreement shall, however, release the Company from its obligations under this Agreement. The provisions of this Agreement where applicable are binding upon your heirs and legal representatives and upon the successors and assigns of the parties hereto.

          22. WAIVER OF BREACH. Waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such other party.

          23. ENTIRE AGREEMENT. This instrument contains the entire Agreement of the parties as to the subject matter hereof. It may not be changed orally, but only by an Agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

          24. APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the State of New York.

          25. NEGOTIATIONS. This Agreement is the product of full and complete negotiations at arm's length by the parties hereto. In view of the negotiations which have culminated in the execution of this Agreement, no prior drafts, letters or memoranda prepared by either party hereto shall be used to construe or interpret any provision hereof, nor shall either party hereto be considered the "drafter" of this Agreement for the purpose of construing the terms, conditions and obligations set forth herein.


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          26.  ATTORNEYS' FEES AND EXPENSES.

               (a) If the Company brings legal proceedings to enforce its rights under this Agreement and is successful in doing so, it shall be entitled, in addition to all other remedies, to reimbursement by you for its costs and expenses, including reasonable attorneys' fees. If the Company brings such proceedings and is unsuccessful, the Company shall reimburse you for your costs and expenses, including reasonable attorneys' fees.

               (b) If you bring legal proceedings to enforce your rights under this Agreement and are successful in doing so, you shall be entitled, in addition to all other remedies, to reimbursement by the Company for your costs and expenses, including reasonable attorneys' fees. If you bring such proceedings and are unsuccessful, you shall reimburse the Company for its costs and expenses, including reasonable attorneys' fees.

     If you accept the terms set forth in this Agreement, please indicate your acceptance by signing your name in the lower left hand corner in the space provided.

                               DIAGNOSTIC LEASING CORP.

                               By:/s/ Bruce J. Haber
                                  ---------------------
                               Title:  President

                       [SIGNATURES CONTINUED ON NEXT PAGE]

                    [SIGNATURES CONTINUED FROM PREVIOUS PAGE]

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Accepted:


/s/ Andrew D. Stone
--------------------
ANDREW D. STONE


          The undersigned hereby guarantees payment by the Company of its obligations under this Agreement.


                              MICRO BIO-MEDICS, INC.

                              By: /s/ Bruce J. Haber
                                 --------------------
                              Title: President

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